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                                                                     Exhibit 3.1
                          CERTIFICATE OF INCORPORATION

                                       of

                            CORECOMM MERGER SUB, INC.


                  The undersigned incorporator, in order to form a corporation under the General Corporation Law of the State of Delaware (the "General Corporation Law"), certifies as follows:


                  1. Name. The name of the corporation is CoreComm Merger Sub, Inc. (the "Corporation").

                  2. Address; Registered Office and Agent. The address of the Corporation's registered office is 1013 Centre Road, City of Wilmington, County of Dover, State of Delaware; and its registered agent at such address is Corporation Service Company.

                  3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

                  4. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is: One Hundred (100), all of which shall be shares of Common Stock of the par value of $0.01 each.

                  5. Name and Mailing Address of Incorporator. The name and mailing address of the incorporator are: Matthew Daniel, Paul Weiss Rifkind Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019-6064.
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                  6. Election of Directors. Members of the Board of Directors of
the Corporation (the "Board") may be elected either by written ballot or by voice vote.

                  WITNESS the signature of this Certificate this 7th day of April, 2000.



                                            /s/ Matthew Daniel
                                            -----------------------------------
                                             Matthew Daniel
                                             Incorporator





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